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                                  EXHIBIT 99.2


IXC                                                                NEWS RELEASE


                        IXC COMMUNICATIONS ANNOUNCES NEW
                   VP OF FINANCE AND CHIEF ACCOUNTING OFFICER


AUSTIN, Texas - September 29, 1997 - IXC Communications, Inc. (NASDAQ: IIXC) today announced that Stuart Coppens has joined the company as Vice President of Finance and Chief Accounting Officer.


Coppens comes to IXC Communications from the Times Mirror Company, where he most recently was Chief Financial Officer for its legal publishing subsidiary, Matthew Bender & Company. Coppens spent 16 years at the Times Mirror Company, earning a wealth of experience in all areas of accounting, tax, financial reporting and process improvement. In his new position, Coppens will be responsible for IXC's accounting, tax, finance and purchasing functions.

"Stu's experience and skills in finance and accounting are important assets for IXC as we manage our rapid expansion into new markets and business," says Jim Guthrie, Executive Vice President and Chief Financial Officer at IXC.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of digital transmission and long distance services. The Company owns and operates one of the voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.


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Investor Contact:                            Media Contact
James F. Guthrie                             Meri Braziel
Executive Vice President                     Senior Vice President of Marketing
Chief Financial Officer                      (512) 433-3535
(512) 427-3731                               mbraziel@ixc-comm.net
jguthrie@ixc-comm.net



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